							Filed under Rule 424(b)(3), Registration Statement No. 333-180342
			Pricing Supplement No. 80 - Dated Monday, October 27, 2014 (To: Prospectus Dated March 26, 2012 and Prospectus Supplement Dated March 26, 2012)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540THS4	100% (1)	0.950%			Fixed	2.100%	Semi-Annual	11/20/2018	5/20/2015	$11.32	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 11/20/2015 and Semi-Annually thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500% discount to the public offering price.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540THT2	100% (2)	1.450%			Fixed	3.150%	Semi-Annual	11/20/2021	5/20/2015	$16.98	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/20/2015 and Semi-Annually thereafter with 30 Calendar Days Notice.
(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500% discount to the public offering price.

Trade Date: Monday, November 3, 2014 @ 12:00 PM ET
Settlement Date: Thursday, November 6, 2014
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

Ford Credit Notes $5,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 3-26-12 and Prospectus Supplement Dated: 3-26-12
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.

Ford Credit Notes